Exhibit 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
408-517-8475	408-517-8324
melissa_martin@symantec.com	hcorcos@symantec.com
Symantec Appoints Geraldine Laybourne to its Board of Directors
CUPERTINO, Calif. – Oct. 29, 2007 – Symantec Corp. (Nasdaq: SYMC) today announced the appointment of Geraldine Laybourne, founder, chairwoman and chief executive officer, Oxygen Media, LLC to its board of directors effective Jan. 1, 2008, bringing the total number of directors on the board to 10.
Oxygen Media is a cable television network that provides programming and Web sites targeted to younger women. Founded in 1998, Oxygen is currently available in more than 74 million households. The network recently announced it is being acquired by NBC Universal.
“Gerry’s in-depth understanding of consumers, coupled with her experience in managing within small and large companies will be a great complement to the board,” said John W. Thompson, Symantec chairman and chief executive officer. “We’re excited to have Gerry join the board.”
Prior to founding Oxygen Media Corp., Laybourne was president of Disney and ABC Cable Networks. In this role Laybourne was responsible for overseeing cable programming for the Walt Disney Co. and its ABC subsidiary. While there, she was also in charge of developing future television programming for cable and other platforms.
Prior to joining Disney and ABC Cable Networks, Laybourne was the vice chair and president of Nickelodeon and Nick at Nite. During her 16-year tenure, Laybourne and her team were responsible for creating and building the Nickelodeon brand and, in 1985, for launching Nick at Nite the successful primetime line-up of retro sitcoms. Under her leadership, Nickelodeon became the top-rated 24-hour cable programming service and won several notable honors, including Emmys, Peabodys, CableACE and Parents’ Choice awards, among many others.
In 1996, Laybourne was ranked number one among the 50 most influential women in the entertainment industry by The Hollywood Reporter and was named one of the 25 most influential people in America by Time magazine.
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Symantec Appoints Geraldine Laybourne to its Board of Directors

Laybourne currently serves on the corporate boards of Oxygen Media Corp., Insight Communications Co., Inc. and Move, Inc. Additionally, she serves on the nonprofit boards of Vassar College, the National Cable and Telecommunications Association, The National Council for Families and Television and Cable Positive. She graduated from Vassar College and earned her Master of Science degree from the University of Pennsylvania.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information, and interactions by delivering software and services that address risks to security, availability, compliance, and performance. Headquartered in Cupertino, Calif., Symantec has operations in 40 countries. More information is available at www.symantec.com.
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